UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. 2)

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☐	Definitive Proxy Statement
☐	Definitive Additional Materials

PHARMOS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Filed by Pharmos Corporation Pursuant to Rule 14a-12

under the Securities Exchange Act of 1934

Subject Company: Pharmos Corporation

This filing relates to a proposed acquisition by Pharmos Corporation of Vela Pharmaceuticals Inc., a Delaware corporation, pursuant to the terms of an Agreement and Plan of Merger dated as of March 14, 2006 (the “Merger Agreement”). The Merger Agreement is on file with the Securities and Exchange Commission as an exhibit to the Current Report on Form 8-K filed by Pharmos on March 15, 2006, and is incorporated by reference into this filing.

The following is a transcript of a video presentation that is being made available on Pharmos’ website, www.pharmoscorp.com:

“Hello and welcome to Pharmos Corporation. I am Alan Rubino, President and Chief Operating Officer. I want to outline here the exciting acquisition opportunity that Pharmos has embarked on with Vela Pharmaceuticals. Vela brings Pharmos a deep pipeline, a lead drug with promising and significant market opportunity to meet a major underserved medical need and added depth to our board and scientific research team. We will be scheduling a special meeting of shareholders soon to seek your approval for this transformational transaction. Your vote is important to management to move our strategic plan ahead to create a new Pharmos and build shareholder value.

This acquisition is a pivotal first step in our strategy to rebuild shareholder value. After reviewing over 100 potential candidates we feel that Vela is THE strategic fit. It puts us on a path for success, rebuilding and drug commercialization – the foundation for a specialty pharmaceutical company. Vela’s pipeline joins Pharmos’ rich library of synthetic cannabinoid compounds, including a compound entering Phase 2a clinical trials for pain.

Let me outline some specific facts about why we believe this transaction is in the best interests of you, Pharmos shareholders.

•	Vela brings a later stage pipeline that clearly complements our focus and expertise in CNS. A broader pipeline minimizes risk and increases the opportunity for success
•

Vela’s lead drug, dextofisopam, is a promising drug with positive Phase 2 data for the treatment of irritable bowel syndrome, or IBS. IBS is a common disorder afflicting up to 35 million Americans or 10% to 15% of the population, making this a large and underserved market

•	Our intention is to focus the necessary resources to move dextofisopam into a Phase 2b trial as quickly as possible and advance it towards commercialization.
•	If this drug, which has demonstrated excellent results in its Phase 2a trial, is successful, the investment in Vela would provide significant upside opportunity.
•	The pipeline includes other assets including tianeptine, a follow on drug for dextofisopam, and VPI-013, which has shown promising Phase 2 data for female hypoactive sexual desire disorder.
•

The acquisition will strengthen Pharmos’ board of directors with the addition of three prominent healthcare professionals who bring with them exceptionally strong expertise in science, business, and management. These seasoned executives are committed to making Pharmos a significant player in the field of nervous system related disorders.

•	The acquisition will supplement our existing research capabilities with a scientific team experienced in drug development

Our forthcoming proxy statement and other proxy materials will contain important, detailed information about the Vela transaction and the merits of this acquisition. I urge you to read our proxy materials seeking your vote in their entirety when they become available. I encourage you to visit our website, www.pharmoscorp.com, for regular updates. Thank you for your support.”

Additional Information about the Acquisition and Where to Find It

In connection with its proposed acquisition of Vela Pharmaceuticals Inc., Pharmos has filed a preliminary proxy statement and other relevant materials, and will be filing additional relevant materials in the near future, with the Securities and Exchange Commission (SEC) relating to a special meeting of shareholders. Investors and security holders of Pharmos are urged to read these documents because they contain important information about Pharmos, Vela and the acquisition. The proxy statement and other existing and forthcoming relevant materials, and any other documents filed by Pharmos with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Pharmos by directing a written request to: Pharmos Corporation, 99 Wood Avenue South, Suite 311, Iselin, New Jersey 08830, Attention: Investor Relations. Investors and security holders are urged to read the proxy statement and the other existing and forthcoming relevant materials before making any voting or investment decision with respect to the acquisition.

Pharmos and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of Pharmos in connection with the proposal to issue shares of Pharmos’ common stock in the acquisition. Information about those executive officers and directors of Pharmos and their ownership of Pharmos’ common stock is set forth in Pharmos’ Annual Report on Form 10-K for the year ended December 31, 2005, which was filed with the SEC. Investors and security holders may obtain additional information regarding the direct and indirect interests of Pharmos’ executive officers and directors in the acquisition by reading the preliminary proxy statement and other existing and forthcoming relevant materials.